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                       September 3, 2022

       John Wagner
       Chief Financial Officer
       EverQuote, Inc.
       210 Broadway
       Cambridge, MA 02139

                                                        Re: EverQuote, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-38549

       Dear Mr. Wagner:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology